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                         [PRECISION SYSTEMS LETTERHEAD]


                                                          FOR IMMEDIATE RELEASE

CONTACT:   PRECISION SYSTEMS, INC.
           Steven H. Grant, Chief Financial Officer, 813.572.9300, ext. 3174 Paula N. Burk, Corporate Marketing Manager, 813.572.9300, ext. 3189


                          PRECISION SYSTEMS ANNOUNCES
                     NEW GLOBAL STRATEGY AND ORGANIZATION

           Integration of Vicorp N.V. Results in Market-Driven Focus
                        and Adjustments to Balance Sheet

        St. Petersburg, Florida (September 3, 1996) -- Precision Systems, Inc. (NASDAQ-PSYS, BOS-PNS) today announced a far reaching market-driven strategy which the Company believes will best position it for global growth. The initiatives include a new market-driven product strategy, changes in the senior management team, a reduction in personnel, and associated financial charges.

        Personnel changes include augmented responsibilities for the following key executives:

        Greg L. Baltzer is General Manager, Americas Operations, and also is responsible for global product delivery. Prior to joining Precision Systems, Mr. Baltzer was Vice President and General Manager of Brite Voice Systems' Network Service Group.

        Ted Griggs is Chief Technologist and General Manager, Advanced Technologies Group. He was a founder of The Renaissance Group, which Precision Systems acquired approximately two years ago.

        William (Wim) Huisman is General Manager and President, Precision Systems International. Mr. Huisman manages all of the Company's international activities from its European headquarters in Utrecht, Netherlands. Mr. Huisman brings over twenty years of corporate leadership to Precision Systems, including experience as Chairman and Chief Executive Officer of Phillips Communication Systems and Chairman and Chief Executive Officer of Phillips Defense and Control Systems, among other positions.

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        In addition, Steven H. Grant joins Precision Systems as Chief Financial
Officer, responsible for worldwide finance and administration. Prior to joining the Company, Mr. Grant served as Executive Vice President, Chief Financial/Administrative Officer, and Treasurer of Silver King
Communications, Inc.

        In allowing for these expanded roles, the Company announced that John
R. Hindman, Michael T. Felix, and Alan R. Donahue, previous members of the Company's senior management team, left the Company to pursue other interests.

        Precision Systems today also announced a broad restructuring of its operations and, upon completion of its evaluation primarily of prior acquisitions, anticipates taking a charge of approximately $22.0 - $25.0 million in the fiscal year ended August 31, 1996. In addition to the management changes cited above, the Company has eliminated approximately 60 positions globally and plans to relocate approximately ten employees in its Advanced Technologies Group to Silicon Valley. Total cash charges related to these employee-related activities are approximately $1.0 million.

        "These sweeping changes best position Precision Systems to meet current and anticipated market opportunities," said Russell I. Pillar, President and Chief Executive Officer. "The integration of our acquisition of Vicorp gives us access to a tremendous talent pool, product suite, customer base, and network of offices around the world, positioning us better than ever to take advantage of emerging opportunities in the on-line world."

        "Market responsiveness, product leadership, and an aim towards sustainable profitability are the hallmarks of this focus, "Mr. Pillar continued. "While there have been many people responsible for creating the success Precision Systems has enjoyed to-date, I expect that this management team and our market-based focus will drive Precision Systems to new levels of achievement."

        Precision Systems provides solutions which simplify and personalize communications. The Company's suite of software-based products are used by global wireless, wireline, and private network providers to deploy a wide range of voice, data, and video-based enhanced services. Headquartered in St. Petersburg, Florida, Precision Systems has sales and support offices in more than 15 countries worldwide.


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